February 1, 2017

Exhibit 10.1

GEMINI TRUST COMPANY, LLC

TRUST CUSTODY AGREEMENT

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THIS TRUST CUSTODY AGREEMENT (this “Agreement”) is made as of February 1, 2017.

BETWEEN AND AMONG:

1.	WINKLEVOSS BITCOIN TRUST, a Delaware statutory trust whose registered office is 301 N. Market Street, Farmers Bank Building, Suite 1463, Wilmington, DE 19801 (the “Trust”);

2.	DIGITAL ASSET SERVICES, LLC, a Delaware limited liability company whose registered office is at 301 N. Market Street, Farmers Bank Building, Suite 1463, Wilmington, DE 19801 (the “Sponsor”); and

3.	GEMINI TRUST COMPANY, LLC, a New York State-chartered limited liability trust company whose registered office is at 600 Third Avenue, 2nd Floor, New York, NY 10016 (the “Custodian”).

RECITALS:

A.	The Sponsor arranged for the creation of the Trust.

B.	The Sponsor selected the Custodian to serve as a custodian to the Trust with respect to the Assets and the Custodian is ready and willing to do so, subject to and in accordance with the provisions of this Agreement. The parties agreed that the Custodian’s appointment will be effective on and from the date of this Agreement (the “Effective Date”).

C.	The Sponsor will not exercise day-to-day oversight of the Custodian.

D.	The Sponsor may remove the Custodian and appoint a successor custodian in accordance with this Agreement.

OPERATIVE PROVISIONS:

1.	INTERPRETATION

1.1.	In this Agreement the following capitalized words and expressions shall, where not inconsistent with the context, have the following meanings respectively:

Administrator	means an entity appointed by the Sponsor to serve as administrator of the Trust, the first such entity being State Street Bank and Trust Company. The Administrator’s principal

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responsibilities include (i) instructing the Custodian to deposit bitcoin into, or transfer bitcoin out of, the Authorized Participant Custody Accounts and the Trust Custody Account to facilitate the creation or redemption of Baskets and, (ii) instructing the Custodian to transfer to the Sponsor Custody Account the Trust’s bitcoin as needed to pay the Sponsor’s Fee; and (iii) calculating the Trust’s net asset value per Share each Business Day;

Applicable Law

means (regardless of jurisdiction) any applicable (i) federal, national, state and local laws, ordinances, regulations (including, where appropriate, NYSDFS regulations), orders, statutory instrument, rules, treaties, codes of practice, guidance notes, policy statements, customary laws, decrees, injunctions, or judgments and any (ii) ruling, declaration, regulation, requirement, request or interpretation issued by any (or any quasi-) regulatory, judicial, administrative or governmental body or person (including, where appropriate, the NYSDFS);

Assets

means bitcoin delivered to the Custodian by or on behalf of the Trust from time to time, and such other assets as the Custodian may agree to hold for and on behalf of the Trust from time to time, pursuant to this Agreement and in accordance with the Constitutional Documents;

Associate	in relation to a person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise;

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Authorized Participant

means a market participant who (i) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (ii) is a direct participant in the Depository Trust & Clearing Corporation (“DTCC”), and (iii) has entered into an authorized participant agreement with the Trust and the Sponsor (and subject to acceptance by the Transfer Agent);

Basket

means a specified number of Shares of the Trust set forth in the Trust’s Registration Statement (currently 100,000) issued and redeemed from time to time only to Authorized Participants solely in exchange for the requisite amount of bitcoin;

Bitcoin

means a digital commodity (or “digital asset”) based on the decentralized, open source protocol of the peer-to-peer Bitcoin computer network. By common convention, Bitcoin with a capital “B” typically refers to the Bitcoin Network as a whole, whereas bitcoin with a lowercase “b” refers to the digital asset of the Bitcoin Network, including the Trust’s bitcoin;

Bitcoin Market	means any market for the purchase and sale of bitcoin;
Bitcoin Network	means the peer-to-peer Bitcoin computer network;
Blockchain	means the public transaction ledger of the Bitcoin Network;
Breach of Duty	means the fraud, willful misconduct, bad faith or gross negligence of the relevant person;
Business Day	means each day the Trust’s Shares are available for trading on the Bats BZX Exchange;

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Cold Storage System	means the Custodian’s storage and security system, described in Schedule 1, the Service Level Documentation;
Confirmation Protocol

means the requirement that a transfer of bitcoin, including delivery into the Trust Custody Account, may not be deemed settled and completed until the transaction has been recorded in a block and five (5) consecutive subsequent blocks referring back to such block (meaning six (6) blocks in total) have been added to the Blockchain;

Constitutional Documents

means the following: (i) the registration statement of the Trust (the “Registration Statement”); (ii) the certificate of trust on the date of the execution of this Agreement and any changes thereafter; and (ii) the Trust Agreement between the Sponsor and the Trust on the date of the execution of this Agreement and any changes thereafter;

Digital Asset Network Fork	means a substantial software modification to the Blockchain where the Trust’s Assets are reflected which results in two or more competing and incompatible Blockchain implementations; also called a “hard fork.” Bitcoin is an open source project and, although there is an influential group of contributors in the Bitcoin community, there is no designated developer or group of developers who formally control the Bitcoin Network. Any individual can download the Bitcoin Network software and make any desired modifications, which are proposed to users and miners on the Bitcoin Network through modifications typically posted to the Bitcoin development forum on GitHub. A substantial majority of miners and Bitcoin

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users must affect those software modifications; otherwise, such miners and Bitcoin users would become substantially less relevant to the overall Bitcoin Network. Since the Bitcoin Network’s inception, modifications to the Bitcoin Network have been accepted by the vast majority of users and miners, ensuring that the Bitcoin Network remains a coherent economic system; however, a developer or group of developers could potentially propose a modification to the Bitcoin Network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial plurality of miners and users. In such a case, and if the modification is not compatible with the dominant implementation of Bitcoin Network software, a deviation or “hard fork” in the Blockchain could develop, and two separate Bitcoin Networks could result, one running the pre-modification software program and the other running the modified version (i.e., a second “Bitcoin network”). Such a hard fork in the Blockchain typically would be addressed by community-led efforts to reunite the forked Blockchains, and several prior forks have been resolved successfully. However, a Digital Asset Network Fork of this kind could materially and adversely affect the perceived value of bitcoin as reflected on one or both incompatible Blockchains.

Electronic Message

means any communication made (i) by telephone, e-mail or other computer or electronic initiated transmission or (ii) by any other telegraphically transmitted means or (iii) otherwise over any distance other than by physical delivery;

Fund Documents	means any agreement entered into by the Trust time to time which has been provided to and acknowledged by the Custodian;
Gemini Exchange	means the website and online digital asset exchange operated by the Custodian;

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NYSDFS	means the New York State Department of Financial Services;
Proof of Control Examinations

means examinations and attestations by an independent auditor of the Custodian’s ability to demonstrate “proof of control” of the private keys associated with all of the public Bitcoin addresses that hold the Trust’s bitcoin;

Proper Instructions	means any instruction or communication given as provided in clause 6 and in accordance with any security procedures set out in that clause;
Service Level Documentation

means the description of the Cold Storage System set out in Schedule 1, attached, and to be used in connection with the storage, protection and transfer of the Assets in accordance with this Agreement;

Shares	means units of fractional undivided beneficial interest in and ownership of the Trust;
Sponsor Custody Account	means the segregated account of the Sponsor to which the Custodian will transfer Assets from the Trust Custody Account in order to pay the Sponsor’s fee;
Transfer Agent

means an entity appointed by the Sponsor to serve as transfer agent of the Trust, the first such entity being State Street Bank & Trust Company. The Transfer Agent’s principal responsibilities include providing transfer agent services with respect to the creation and redemption of Baskets by Authorized Participants, the issuance and redemption of Shares, the payment, if any, of distributions with respect to the Shares, recording the issuance of Shares and maintaining certain associated records on behalf of the Trust.

Trust Agreement	means the Amended and Restated Declaration of Trust dated as of February 1, 2017 between the Sponsor and Delaware Trust Company as Trustee;

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Trust Custody Account	means the segregated account of the Trust which will hold the Assets of the Trust;
Trust Expense Account	means the segregated account of the Administrator to which the Custodian will transfer Assets from the Trust Custody Account in order to permit the Administrator to pay expenses of the Trust not assumed by the Sponsor.

1.2.	Any reference to the Trust includes a reference to its duly authorized agents or delegates.

1.3.	In this Agreement, unless the context otherwise requires:

1.3.1.	words importing the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine and the neuter and vice versa;

1.3.2.	references to persons shall include companies or associations or bodies of persons whether incorporated or unincorporated;

1.3.3.	references to clauses, schedules and appendices are to clauses, schedules and appendices of this Agreement;

1.3.4.	a reference to “including” means including without limiting the generality of any description preceding such term and any general statement followed by or referable to an enumeration of specific matters shall not be limited to matters similar to those specifically mentioned;

1.3.5.	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended, supplemented, restated or extended from time to time; and

1.3.6.	where any expression is defined or the interpretation of it is set out herein, other parts of speech of such expression shall have a corresponding meaning.

1.4.	Clause headings are used for convenience only and shall not affect the construction or interpretation of this Agreement. The schedules form part of this

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Agreement and shall have the same force and effect as if they were expressly set out in the body of this Agreement and any reference to this Agreement shall include the schedules.

2.	APPOINTMENT OF CUSTODIAN

2.1.	The Sponsor hereby appoints the Custodian to act as custodian of the Assets received from or on account of the Trust with effect from the Effective Date according to the provisions of this Agreement and the Custodian accepts its appointment and the obligations, duties and responsibilities set out in this Agreement.

2.2.	The Custodian shall exercise reasonable care in carrying out its duties under this Agreement. In this Agreement, reasonable care shall mean the degree of care and diligence that could reasonably be expected of a professional custodian of assets operating in the United States.

2.3.	In performing its obligations under this Agreement, the Custodian shall observe and comply, in all material respects, with (i) Applicable Law, (ii) market practice, (iii) Proper Instructions, and (iv) the terms of this Agreement. The Custodian may disregard any provisions of the foregoing items (ii) and (iii) (in which case it shall promptly notify the Sponsor) which it considers in good faith to be contrary to Applicable Law or the terms of this Agreement.

2.4.	The duty of the Custodian to hold the Assets of the Trust shall extend only to Assets or documents or evidences of title actually received by it or placed under its control.

2.5.	The parties acknowledge and agree that the Custodian does not give legal, accounting, investment or cash management advice and accordingly any advice or recommendation given by or on behalf of the Custodian in connection with the Trust or the Assets will not be relied upon by the Trust or the Sponsor and the Trust and the Sponsor will seek independent advice, as appropriate.

3.	DUTIES OF CUSTODIAN

3.1.	During the continuance of its appointment the Custodian shall on behalf of the Trust:

3.1.1.	establish and maintain the Trust Custody Account, Sponsor Custody Account and Trust Expense Account;

3.1.2.	hold in safe custody, the Assets of the Trust in the Trust Custody Account, in accordance with the provisions of the Trust Agreement, this

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Agreement, the standards and procedures set out in Schedule 1, the Service Level Documentation, the Confirmation Protocol and any Proper Instructions;

3.1.3.	transfer Assets from the Trust Custody Account in accordance with the provisions of the Trust Agreement, this Agreement, the procedures set out in Schedule 1, the Service Level Documentation, the Confirmation Protocol and any Proper Instructions;

3.1.4.	establish, maintain and periodically update the Cold Storage System, as described in Schedule 1, the Service Level Documentation, to ensure the security of the Assets of the Trust at all times;

3.1.5.	maintain capital adequacy requirements to the extent required by the Custodian’s New York State-chartered limited liability trust company charter and applicable New York and/or United States law and promptly notify the Sponsor of any failure to maintain such capital adequacy requirement;

3.1.6.	engage an independent auditor to audit all data, materials and information, including records, books, accounts, memoranda, files and any other documents, reasonably related to the Custodian’s Cold Storage System protocols and internal controls (“Internal Controls Audit”) and share any reports related to an Internal Controls Audit with the Sponsor; and

3.1.7.	engage, together with the Sponsor, an independent auditor to perform Proof of Control Examinations on a monthly basis.

3.2.	The Custodian shall adhere, at minimum, to the standards and protocols described in Schedule 1, the Service Level Documentation, while accepting, holding or transferring Assets. The Custodian shall promptly notify the Sponsor of any material changes to the Cold Storage System.

3.3.	Unless otherwise agreed by the parties herein in writing, the only Assets the Custodian will accept for delivery into the Trust Custody Account are Assets that the Custodian has received from an Authorized Participant or from another third party authorized by the Sponsor for delivery to the Trust Custody Account pursuant to the Administrator’s instructions.

3.4.

The Custodian shall only transfer Assets held on behalf of the Trust in the following circumstances: (i) if the Assets are to be distributed to an Authorized Participant in connection with a redemption of Shares; (ii) if

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the Assets are to be transferred to the Sponsor Custody Account to pay the Sponsor’s fee; or (iii) if the Assets are to be transferred to the Trust Expense Account in connection with the payment of expenses not assumed by the Sponsor, or other transfers permitted under the Trust Agreement. Transfers made pursuant to clause (iii) may include transfers made in connection with a sale of Assets to pay expenses of the Trust not assumed by the Sponsor or with the liquidation of the Trust. On days in which there are both deposits into and withdrawals from the Trust Custody Account, the Custodian may make distributions with deposited Assets, without first transferring such Assets into the Trust Custody Account or the Cold Storage System.

3.5.	The Custodian shall refuse to accept instructions to transfer Assets into and out of the Trust Custody Account if, in the written opinion of the Custodian, such instructions are not Proper Instructions, or such transfer would be contrary to Applicable Law, or a threat to the security of the Assets or the Cold Storage System. The Custodian may amend the procedures for transferring Assets into or out of the Trust Custody Account or impose such additional procedures in relation to the transfer of Assets into or out of the Trust Custody Account as the Custodian may from time to time consider necessary due to a (i) change in rules of a banking or regulatory association governing the Custodian’s operations or governing the storage of digital assets such as bitcoin or (ii) any improvement in security, storage or transfer protocols or systems relating to bitcoin that the Custodian, the Administrator or the Sponsor believes would enhance the Custodian’s ability to secure the Trust’s bitcoin. The Custodian will notify the Sponsor within a commercially reasonable time before the Custodian amends these procedures or imposes additional ones.

3.6.	The Custodian shall keep and store the Trust’s Assets in the Trust Custody Account, segregated from any other assets, including bitcoin, which it owns or holds for others. The Custodian shall maintain adequate records identifying the Assets as belonging to the Trust. The Custodian shall not pool the Assets with its own property. However, while the Assets are being deposited into or withdrawn from the Trust Custody Account, they may be temporarily pooled with the assets of other customer of the Custodian. Nothing herein shall prevent the Custodian from hosting bitcoin or other assets on the same storage systems as the Custodian’s own property and/or the property of third parties, including the Sponsor and its affiliates, provided that separate bitcoin addresses, or other reasonably appropriate methods, are utilized to segregate the Assets from such other property.

3.7.	The Custodian shall provide the Sponsor and the Administrator the ability to monitor the amount and value of Assets held in custody via the Trust’s account on the Gemini Exchange.

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3.8.	For each Business Day, the Custodian shall produce and transmit to the Administrator by Electronic Message sufficient information to account for the Assets held in the Trust Custody Account and calculate the Trust’s net asset value per Share, including the end of Business Day balance of the Trust Custody Account and the movement of bitcoin into and out of the Trust Custody Account, identifying separately each transaction.

3.9.	For each month, not later than five (5) calendar days following the end of each calendar month, the Custodian shall produce and transmit to the Administrator by Electronic Message monthly statements for the Trust Custody Account, as of the last Business Day of each month, which list all property held in the Trust Custody Account and details all transactions involving the Trust Custody Account, including daily balances and all transfers to or from the Trust Custody Account. Such reports shall also include any other information that the Administrator may reasonably request.

3.10.	The Custodian’s records of all transfers of Assets into and out of the Trust Custody Account, or Trust Expense Account which are to occur on a Business Day, and all end of Business Day account balances in the Trust Custody Account or Trust Expense Account, are stated as of the completion of all Creation and Redemption transactions for that day.

3.11.	Upon written request of the Sponsor, the Custodian shall share reports related to any Internal Controls Audit.

3.12.	The Custodian shall demonstrate “proof of control” of the private keys of the Trust’s bitcoin via Proof of Control Examinations conducted by an independent auditor on a monthly basis.

3.13.	The Custodian shall deliver annually to the Sponsor, and more frequently if requested, a certificate dated the date of delivery, certifying that the Custodian has, since the date of this Agreement or the date of the preceding such certificate, complied with the terms and conditions of this Agreement and that the Custodian’s representations and warranties in clause 9 of this Agreement continue to be true and correct.

3.14.	The Custodian shall notify the Sponsor immediately in writing if (i) the Custodian receives notice of any claim against the Assets other than a claim for payment of safe custody or administration permitted by this Agreement; (ii) the Custodian shall otherwise fail to comply with any of the provisions of this Agreement; or (iii) any of the representations and warranties in clause 9 shall cease to be true and correct.

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3.15.	The Assets shall not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Custodian or any creditor of any of them, except a claim of payment for the safe custody and administration of the Assets. The Custodian shall not loan, hypothecate, pledge or otherwise encumber any Assets in the Trust Custody Account absent the Sponsor’s written instructions.

4.	OTHER SERVICES

Trust information and the exercise of rights

4.1.	To the extent permitted by Applicable Law, if the Custodian receives any material third party communication relating to the Assets, including notice of any rights exercisable in relation to the Assets and the communication requires action from the Trust, the Custodian will use reasonable efforts to inform the Sponsor as soon as reasonably practicable thereafter but will take no other action in connection with such rights in the absence of Proper Instructions, unless such action is required by Applicable Law.

4.2.	Except as required by clauses 3.13 and 4.1, the Custodian shall not be obliged to send to the Sponsor any information or documentation it receives in relation to the Assets.

Other services

4.3.	Upon request by the Sponsor and to the extent consistent with the Trust Agreement, the Custodian may, but shall not be obligated to, provide services in addition to those set out in this Agreement, in which case the parties shall enter into a separate agreement in relation to those services (and none of the provisions of this Agreement shall apply to the provision of those services unless expressly agreed otherwise in writing).

4.4.	In the event of the termination and dissolution of the Trust, whether by the Sponsor in accordance with the Registration Statement and the Trust Agreement or otherwise, the Custodian may be requested or directed by the Sponsor, the Trustee or an authorized third party to liquidate the Assets of the Trust. The Custodian’s services in connection with such liquidation request shall be on the same terms as the Custodian’s other services. The Sponsor shall be responsible for compensating the Custodian in connection with these liquidation services.

5.	LIMITATIONS AS TO TRANSFER OF ASSETS

5.1.	Any delivery or payment failure by a counterparty to a transfer of Assets will be at the Trust’s risk and the Custodian will not have any obligation to account to the Trust for Assets which it has not received.

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5.2.	If the Custodian has title to any Assets under the terms of this Agreement and must, as part of the settlement of the transaction, dispose of the title, the Custodian may alter its records relating to the Trust to show that the Trust no longer owns the Assets.

5.3.	The Custodian shall not be required to accept any Assets to which any liability or obligation may attach or any obligation which in the reasonable opinion of the Custodian is likely to involve it in any liability (contingent or otherwise) unless secured to its reasonable satisfaction against such liability.

5.4.	The Trust and the Sponsor acknowledge that the Bitcoin Market may be subject to a number of risks and other factors (for example, manipulation of the market, volatility of trade activity, ineffective or conflicting regulatory controls) which may affect the reliability of settlement procedures and/or put pressure on the market infrastructure so as to lead to settlement delays and failures.

5.5.	Nothing in this Agreement shall oblige the Custodian to extend credit, grant financial accommodation or otherwise advance monies to the Trust for the purpose of meeting any payment or settlement obligations of the Trust or otherwise, unless such matters have been separately agreed between the Custodian and the Sponsor.

6.	PROPER INSTRUCTIONS

6.1.	Subject to this clause 6 and clause 3, the Trust authorizes the Custodian, without making further inquiries, to accept and to rely and act on any Proper Instructions received by it which the Custodian believes in good faith are given by an authorized person.

6.2.	An authorized person for the purposes of clause 6.1 is any individual who has been designated by written notice from the Sponsor or Administrator in the form specified by Schedule 2, attached, to act on behalf of the Trust. The authority of each such person shall continue in force until the Custodian receives and has had reasonable time to act upon Proper Instructions of the cancellation of or a change to such authority.

6.3.	Proper Instructions may be given as standing instructions (which shall continue in force until canceled by their terms or by further Proper Instructions) or individually.

6.4.

Proper Instructions must be in writing and may be received by recognized commercial courier (e.g., DHL), United States mail or Electronic Message and must be in accordance with the applicable requirements set forth in Schedule 2

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(or a replacement or supplement thereof received by Proper Instructions from the Sponsor or Administrator). The Sponsor, Administrator and the Custodian may from time to time agree upon security procedures to be followed on the giving and/or receipt of Proper Instructions (which may include the use of encryption or call backs, passwords, security codes or algorithms or other verification methods) and the Custodian is not otherwise required to acknowledge receipt of Proper Instructions. The Custodian, the Sponsor and the Administrator shall use reasonable safeguards to protect any such passwords and codes. Each party may record any of their telephone conversations.

6.5.	The Custodian is not obliged to act on Proper Instructions in the following circumstances (but may act on them without making inquiry as to whether any such circumstances exist):

6.5.1.	the Custodian reasonably considers that complying with the instructions might involve breaching any Applicable Law or be contrary to the Constitutional Documents, the Fund Documents, the Agreement or market practice or cause it to suffer sanction from or loss of standing with any regulator;

6.5.2.	there is a conflict between Proper Instructions received or the Custodian otherwise considers that clarification or confirmation of a Proper Instruction is required; or

6.5.3.	the Custodian considers or suspects that any dispute between or conflicting claims by any persons with respect to any Assets exists, unless the Custodian receives confirmation of the final resolution of such dispute or is indemnified to its satisfaction.

6.6.	The Custodian shall not be obliged to (a) institute legal proceedings, (b) file a claim or proof of claim in any insolvency proceedings, or (c) do or refrain from doing any action which in its opinion might make it liable for the payment of money or liable in any other way. If the Trust requires the Custodian in any capacity to take or refrain from taking any such action, the Custodian shall be kept indemnified and held harmless by the Trust and may require that it is indemnified in a reasonable amount and form satisfactory to it as a prerequisite to taking such action.

6.7.	The Custodian shall notify the Sponsor, the Administrator and the person giving the Proper Instruction as soon as reasonably practicable of any decision not to act on Proper Instructions and shall provide reasons for its decision.

7.	OTHER PROTECTIONS

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7.1.	The Custodian may take such measures as it deems appropriate, or as may be required by any Applicable Law, in the name of or for the benefit of the Trust including in order to fully segregate the Assets of the Trust from all other assets held for the account of the Custodian and/or third parties. The Trust will use reasonable efforts to ensure information that has been or is provided to the Custodian by or on behalf of the Trust is accurate and shall advise the Custodian of material changes to or matters impacting upon such information. The Custodian may rely on such information in providing any information to any person if required by Applicable Law.

7.2.	Nothing in this Agreement shall prevent the Custodian or its affiliates from contracting or entering into any financial, banking or other transaction with any trust or body, which holds, is interested in or any of whose securities form part of the Assets or from being interested in any such contract or transaction (without being liable to account for any resulting profit), so long as such contract or transaction is consistent with Applicable Law.

7.3.	The Trust acknowledges and agrees that, so long as done consistent with Applicable Law, the Custodian and any principal, owner, member, manager, officer, employee, agent or Affiliate thereof, may buy, sell, deal and/or operate an exchange that transacts in any of the types of property at any time comprising the Assets and become economically interested in any transaction in which the Trust may be interested, and may contract and lend money to the Trust and otherwise act as fully and freely as if it were not the Custodian under this Agreement. Nothing herein shall preclude the Custodian from acting in any other capacity for the Trust or for any other entity.

8.	DUTIES OF THE TRUST

8.1.	The Trust will promptly provide the Custodian with copies of the following documents (including any amendments made thereto):

8.1.1.	the Constitutional Documents;

8.1.2.	ownership confirmation regarding the Trust’s Assets (whether held directly or indirectly);

8.1.3.	upon request from the Custodian: (a) a structure chart detailing the manner in which the Assets of the Trust are held; (b) executed documents, certificates, agreements and other papers (or copies thereof as the case may be, certified by the Trust evidencing such Assets; (c) a memorandum from the Trust describing the nature of any Assets; (d) any opinion of counsel to the Trust; or (e) such other documentation as may be appropriate and customary in the relevant jurisdiction; and

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8.1.4.	any additional documentation reasonably necessary for the Custodian to perform its obligations and duties under this Agreement, or as may be reasonably required by the Service Level Documentation agreed from time to time between the parties.

8.2.	Additionally, upon reasonable request by the Custodian, the Trust will permit the Custodian or its auditors to examine the books and records of the Trust and any investments thereof upon reasonable notice and during normal business hours.

8.3.	The Trust shall inform the Custodian as soon as practicable in advance of (a) any change (including delegation and substitution of duties) of any of the service providers to the Trust or any directors or senior managers of the Trust, any subsidiary of the Trust or any Sponsor, and (b) any printed matter being issued to shareholders and/or any announcements to the shareholders or to the public or press.

8.4.	The Trust authorizes the Custodian to contact from time to time the Sponsor or any other service provider to the Trust to obtain information which is reasonably necessary for the accomplishment of the Custodian’s obligations.

8.5.	The Trust shall use commercially reasonable efforts to confirm that any person or entity controlled by the Trust (including any subsidiary investment vehicle) provides the information reasonably required from it from time to time by the Custodian in the performance of its obligations under this Agreement.

8.6.	In the event that the Trust fails to comply with its obligations as set out in this Agreement, including but not limited to providing the required information and documents to the Custodian in a timely manner, the Custodian may notify the Sponsor. If the Custodian does not receive information which resolves its concern to its satisfaction within ten (10) business days, the Custodian may refer the issue to the auditor of the Trust and/or the NYSFDS.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.	The Custodian represents and warrants and covenants that:

9.1.1.	it is duly formed, existing and in good standing under the banking laws of the State of New York, with full power and authority for it to own its assets, carry on its business as it is now being conducted, and execute, sign, deliver and perform its obligations under this Agreement and this Agreement constitutes the legal, valid and binding obligations of the Custodian (except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally, limitation periods and/or principles of equity or customary law);

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9.1.2.	the signing and delivery of this Agreement does not contravene or constitute a default under, or cause to be exceeded any limitation on it or the powers of its board of managers imposed by or contained in (i) any law by which it or any of its assets is bound or affected, (ii) its constitutive documents or (iii) any agreement to which it is a party or by which it or any of its assets is bound;

9.1.3.	it has a business continuity plan (including alternative premises and back-up systems) in place, and maintains a fidelity bond in an amount sufficient to meet its obligations under NYSDFS regulations;

9.1.4.	it has met and shall maintain any share capital requirements which are set out in the supervisory agreement it has entered into with the NYSDFS or any replacement thereof; and

9.1.5.	it is regulated by the NYSDFS and has met the capitalization, compliance, anti-money laundering, consumer protection, cyber security and any other requirements set forth by the NYSDFS.

9.2.	The Custodian shall notify the Sponsor in the event that any of the statements set out in in clauses 9.1.1 through 9.1.5 ceases to be true.

9.3.	The Trust represents and warrants and covenants, without prejudice to any of its specific obligations under Applicable Law, this Agreement and the Constitutional Documents, that:

9.3.1.	it is duly incorporated or established, existing and in good standing in its place of establishment, and it has full power and authority to carry on its activities as they are now being conducted, and to execute, sign, deliver and perform its obligations under this Agreement and Applicable Law and this Agreement constitutes the legal, valid and binding obligations of it (except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally, limitation periods and/or principles of equity or customary law);

9.3.2.	the signing and delivery of this Agreement does not contravene or constitute a default under, or cause to be exceeded any limitation on it or the powers of its board of directors imposed by or contained in (i) any law by which it or any of its assets is bound or affected, (ii) its constitutive documents or (iii) any agreement to which it is a party or by which it or any of its Assets is bound;

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9.3.3.	it has duly obtained or made each authorization, approval, consent, license, exemption or registration required on its part for or in connection with the execution and performance of this Agreement and any matters contemplated thereby have been unconditionally obtained and are in full force and effect; and

9.3.4.	it shall maintain in force all licenses, approvals, authorizations and consents which may be necessary in connection with the performance of its obligations and duties hereunder.

10.	LIABILITIES & INDEMNITIES

10.1.	The Custodian is a fiduciary with respect to the Assets of the Trust and shall use reasonable care in the performance of its duties under this Agreement and will only be responsible for any loss or damage suffered by the Trust as a direct result of any Breach of Duty in the performance of its duties, and in which case the Custodian’s liability will not exceed the market value of the Assets lost or damaged at the time such Breach of Duty is discovered by the Custodian, the Sponsor or the Administrator, provided that the Custodian notifies, as soon as reasonably practicable after obtaining knowledge of such matter, the Sponsor of any actual or potential Breach of Duty on its part related to this Agreement or any issue which may reasonably be anticipated to give rise to a Breach of Duty.

10.2.	The Trust shall indemnify and keep the Custodian indemnified (on an after tax basis, solely out of the Trust’s Assets) on demand against all costs and expenses, damages, liabilities and losses (“Losses”) which the Custodian may suffer or incur directly in connection with this Agreement, except to the extent that such Losses are due directly to the Custodian’s Breach of Duty.

Digital Asset Network Fork

10.3.

In the event of an upcoming modifications to the Bitcoin Network that could potentially result in a Digital Asset Network Fork, the Custodian, in consultation with the Sponsor, will elect to support the Bitcoin Network that has the greatest cumulative computational difficulty for the forty-eight (48) hour period following a given hard fork, in order to engage in bitcoin transactions and the valuation of bitcoin. During this forty-eight (48) hour period and for the twenty-four (24) hour period prior to the anticipated fork, the Custodian expects that the Trust will halt creation and redemption of Baskets. The greatest cumulative computational difficulty is defined as the total threshold number of hash attempts required to mine all existing blocks in the respective Blockchain, accounting for potential differences in relative hash difficulty. If the Custodian, in consultation with the Sponsor, is unable to make a conclusive determination about which Bitcoin

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Network has the greatest cumulative computational difficulty after forty-eight hours, or determines in good faith that this is not a reasonable criterion upon which to make a determination, the Custodian will support the Bitcoin Network which it deems in good faith is most likely to be supported by a greater number of users and miners. In the absence of a Breach of Duty by the Custodian in connection with a Digital Asset Network Fork, the Trust shall indemnify and keep the Custodian indemnified (on an after tax basis, solely out of the Trust’s Assets) on demand against Losses which the Custodian may suffer or incur.

11.	FORCE MAJEURE

11.1.	The Custodian will not be responsible and will not incur any liability in respect of any loss, damage, cost or expense incurred or suffered by the Trust in connection with the failure by the Custodian to perform, or delay in performing, its obligations under or in connection with this Agreement as a result of any cause, event, or circumstance beyond the reasonable control of the Custodian, including a failure, termination or suspension of any internet system, Electronic Message or other electronic system, transport or postal or delivery system, clearing house, securities depository or settlement system or central payment system in any part of the world or act of God, war, civil hostilities, act or threat of terrorism, political unrest, governmental action, strike, boycott, embargo, industrial dispute or disturbance, suspension of payments by or insolvency, receivership, administration, bankruptcy or liquidation of any person (including, without limitation, the Trust), fire, flood, explosion, adverse weather or atmospheric conditions, abnormal operating conditions or accident.

12.	CONFIDENTIALITY, AUDITORS AND DISASTER RECOVERY

12.1.	Other than in accordance with this Agreement, the Custodian may not disclose any information of any kind relating to the Trust unless (i) the Sponsor on behalf of the Trust has given its prior written consent; (ii) the Custodian is required to do so by Applicable Law; or (iii) where such information is already in the public domain. The Custodian will not incur any liability for making a disclosure allowed by this clause 12.1.

12.2.	The Custodian shall use reasonable efforts to keep all data relating to the Trust which it holds on its premises or which is under its control, safe and secure at all times and prevent unauthorized access to such data. The Custodian shall ensure that it creates and maintains an electronic copy of all such data.

12.3.	The Custodian shall at all times throughout the life of this Agreement maintain a commercially reasonable system for (i) recovery, in case of disaster, of such of the Trust’s records as the Custodian (or any person on whom it relies for storing them), keeps in computerized or other electronic form, and (ii) the continued provision of the Custodian’s services under this Agreement in the event of any business disruption.

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13.	USE OF THE CUSTODIAN’S NAME

13.1.	The Trust agrees that save for the Registration Statement, no promotional literature or document or any advertisement or any other document whatsoever relating to the Trust which contains the Custodian’s name within it shall be issued by or on behalf of the Trust without the Custodian’s prior approval.

14.	DATA PROTECTION

14.1.	The Custodian shall:

14.1.1.	process personal data, if any, in a manner which is reasonably required in connection with the performance of this Agreement, and

14.1.2.	not disclose any personal data to any third parties other than: (a) to managers, officers and employees of the Custodian, (b) their legal and professional advisors and auditors; (c) to the extent required or permitted by or reasonably necessary to comply with Applicable Law; (d) to anyone who provides a service to the Custodian who agrees to keep it confidential in accordance with this Agreement; or (e) to credit reference agencies.

14.1.3.	The Custodian will provide individuals in respect of whom personal data is held with access to any relevant personal data, upon a written request and payment of a fee within forty (40) days of receipt of such a request.

14.1.4.	The Custodian may transfer personal data to persons in other countries and if it does so, the Custodian will to the extent required by Applicable Law procure that any such person agrees to treat such personal data with the same level of protection and of confidentiality as the Custodian has agreed under this clause 14.

15.	FEES AND EXPENSES

15.1.	The Custodian shall be entitled to receive a custody fee from the Sponsor at the rate and on the terms set forth in a separate fee letter between the Custodian and the Sponsor. As set forth in the Registration Statement, the Administrator is responsible for calculating the Sponsor’s fee from which the custody fee will be deducted.

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15.2.	The Sponsor shall pay for the costs relating to the engagement of an independent auditor to perform monthly Proof of Control Examinations.

16.	TERMINATION OF APPOINTMENT

16.1.	Either the Custodian or the Sponsor may terminate this Agreement:

16.1.1.	by giving not less than ninety (90) business days’ prior notice;

16.1.2.	by immediate notice if required to do so by Applicable Law;

16.1.3.	by immediate notice if this Agreement ceases to be in full force and effect; or

16.1.4.	by immediate notice at any time if the other party shall commit any Breach of Duty and (if such breach shall be capable of remedy) shall fail to remedy the breach within sixty (60) days of receipt of a notice from the other party requiring it to do so.

16.2.	The Sponsor may terminate this Agreement:

16.2.1.	by immediate notice if the Custodian ceases to offer the services contemplated by this Agreement;

16.2.2.	by immediate notice if the Custodian fails to maintain adequate capital requirements in accordance with clause 3.1.5 of this Agreement;

16.2.3.	by immediate notice if the Sponsor determines in its in its reasonable view that the Trust is insolvent or faces impending insolvency;

16.2.4.	by immediate notice if the Sponsor determines in its sole view that the Custodian is insolvent or faces impending insolvency;

16.2.5.	by immediate notice if the Sponsor, in its sole discretion, determines to terminate the Trust; or

16.2.6.	if the Custodian is not the surviving entity following any merger, consolidation or conversion of the Custodian. The Sponsor may only elect to terminate this Agreement within the ninety (90) days following such merger, consolidation or conversion.

16.3.	The Custodian may terminate this Agreement by immediate notice:

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16.3.1.	if the Sponsor is more than ninety (90) days delinquent in payments of monthly billings in connection with this Agreement.

16.4.	The initial term of this Agreement shall be an initial period of two (2) years. The term shall automatically renew for successive periods of one (1) year each unless the Sponsor or the Custodian shall notify the other in writing of nonrenewal at least ninety (90) days prior to the otherwise applicable last day of the term.

16.5.	In addition, the Custodian shall be entitled to notify the Sponsor of an increase in the fees payable hereunder for the next one (1) year period of the term at any time prior to the sixtieth (60th) day prior to the end of the then current period of the term. If the Sponsor does not agree to such increase, the Sponsor shall be entitled to notify the Custodian in writing that it elects not to renew the term at the increased rate within thirty (30) days of the Custodian’s notice of increase and, in such case, the term shall end on the otherwise applicable last day of the term. Failure of the Sponsor to notify the Custodian of such termination shall constitute an acceptance of the increased rate specified by the Custodian commencing upon the first day of the subsequent one (1) year period of the term.

16.6.	Notwithstanding clauses 16.1, 16.2, 16.3 and 16.4, to the extent same shall not be a violation of Applicable Law, the Custodian shall not retire or be removed unless and until the Sponsor has made redelivery arrangements or appointed a replacement custodian. The Sponsor shall make all payments required hereunder for the period of time prior to such redelivery, appointment, retirement or removal as if the term of this Agreement shall include such period. The Sponsor shall use reasonable efforts to make redelivery arrangements or find a suitable replacement custodian as soon as practicable. If after six (6) months from the termination date no new custodian has been appointed or no redelivery arrangements for the transfer of the Assets have been made, the Custodian may sell the Assets and account to the Trust for the proceeds.

16.7.	Not less than sixty (60) days before the date of termination of this Agreement, if possible, the Sponsor will give the Custodian the details of the successor custodian or other person to whom the Assets are to be transferred. Subject thereto and to the terms of this Agreement (including clause 16.9), the Custodian will transfer any Assets held by it (and any original documents relating to the Trust in its possession which are valid and in force at the date of termination) in accordance with Proper Instructions.

16.8.	Termination of this Agreement will not affect accrued rights or existing commitments under this Agreement and will be without prejudice to the completion of transactions already initiated. Upon termination of this Agreement the Sponsor shall pay such fees and reimburse such expenses to the Custodian as may be due or reimbursable in respect of the period up to the date of termination.

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16.9.	If the Custodian holds any Assets after the termination date, the terms of this Agreement including payment obligations will continue from day to day until the Assets are transferred in accordance with clause 16.6, save that no additional property may be deposited with the Custodian after the termination date.

16.10.	The Custodian shall be entitled to receive all fees, expenses and other monies owed to the Custodian in accordance with this Agreement that have accrued up to the termination date and all reasonable out of pocket expenses and time charges at standard rates incurred by the Custodian in connection with the delivery or transfer of the Assets to the Trust or any succeeding custodian or trustee, unless the termination was the result of the Custodian’s Breach of Duty.

17.	NOTICES

17.1.	All notices given hereunder (other than Proper Instructions) shall be signed by or on behalf of the party giving them and given by sending the same by (i) prepaid recognized commercial courier (e.g., DHL), or (ii) an Electronic Message confirmed by a signed copy sent that same business day by prepaid first class post (e.g.,, United States mail) or by prepaid commercial courier. Any notice sent by post or by prepaid commercial courier as provided in this clause 17.1 shall be deemed to have been given five (5) business days after being sent and any notice sent by email shall be deemed to have been given upon dispatching if confirmation of transmission is received. Evidence that the notice was properly addressed, stamped and posted shall be presumptive evidence of posting.

17.2.	A notice received outside business hours (9:30 a.m. to 4:00 p.m. Eastern time on a Business Day) shall be considered received when business hours resume.

17.3.	All notices to the parties hereto shall be validly sent to the relevant address set out above.

17.4.	Notices given hereunder (including Proper Instructions) may be given in such manner as the sender and the recipient may agree in writing from time to time.

18.	MISCELLANEOUS

18.1.	To the extent that the Custodian holds or has vested in it any Assets pursuant to the terms of this Agreement, its duties as trustee shall be as bare trustee only with no duty to preserve or enhance the value of the Assets, all other terms and conditions take effect not as trustee duties but as duties imposed by contract alone. In respect of all services it provides to the Trust under this Agreement, the Custodian shall be subject solely to the duties set out in this Agreement or any separate agreement relating to such services.

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18.2.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.3.	Any amendment to this Agreement must be agreed in writing and be signed by all the parties. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

18.4.	This Agreement shall be binding upon and shall inure to the benefit of the Custodian, the Trust and the Sponsor and each of their successors and assigns. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties.

18.5.	This Agreement, including all schedules attached hereto, constitutes the entire understanding and agreement of the parties hereto. If any provision herein shall be determined to be void or unenforceable in whole or in part for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining provisions or parts contained in this Agreement and such void or enforceable provisions shall be deemed to be severable from any other provisions or parts herein contained.

18.6.	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof. Each party consents to the non-exclusive jurisdiction of the courts of the State of New York and the federal courts located in the borough of Manhattan in New York City. Service of process, summons, notice or other document by mail in accordance with clause 17.1 shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

18.7.	No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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Schedule 1: Service Level Documentation

The Custodian’s proprietary and patent-pending Cold Storage System uses offline (i.e., air-gapped) hardware and software security technology and protocols to (i) defend against external threats; (ii) protect against human error; and (iii) guard against misuse of insider access.

The Cold Storage System generates, stores, and manages the private keys that control the Assets’ onboard hardware security modules (each, an “HSM”) for the lifetime of each private key. The Cold Storage System only uses HSMs that have achieved a rating of FIPS PUB 140-2 Level 3 (or higher). HSMs (each, a “Signer”) are tamper-resistant computers used by the Custodian to digitally sign (i.e., authenticate) any transfer. As of the Effective Date, all Signers are stored, as well as backed up, in various geographically distributed, access-controlled facilities throughout the United States. The Custodian may also use access-controlled facilities outside the United States in the future. In addition, the Cold Storage System utilizes multiple-signature (“Multisig”) technology with an “M-of-N” signing design that requires a signature from more than one Signer (but fewer than the full complement of potential Signers) in order to transfer Assets. In addition, the operation of a Signer requires the coordinated actions of multiple employees (each, a “Signatory”) to protect against inside malfeasance. Lastly, the Cold Storage System is comprised of hardware that is sourced from multiple, diverse manufacturers to guard against supply-chain risks.

The Cold Storage System is purpose-built to demonstrate “proof of control” of the private keys associated with its public bitcoin addresses. More specifically, the Custodian can use Signers to sign a specific message chosen by the Custodian that references a current event (i.e., to prove recency), thereby proving control of the private keys associated with the public addresses in which the Assets are held.

The Custodian will engage an independent auditor to periodically audit the Custodian’s Cold Storage System protocols and internal controls (“Internal Controls Audit”). Additionally, the Sponsor and the Custodian will engage an independent auditor to examine and attest that the Custodian can demonstrate “proof of control” of the private keys that control the Trust’s bitcoin (each, a “Proof of Control Examination”) on a monthly basis.

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Schedule 2: Persons Authorized to Give Proper Instructions

Name & Title	Telephone	Email	Specimen Signature

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

SIGNED for and on behalf of WINKLEVOSS BITCOIN TRUST by

DIGITAL ASSET SERVICES, LLC:

By:	/s/ Cameron Winklevoss
Name:	Cameron Winklevoss
Title:	Manager

SIGNED for and on behalf of:

DIGITAL ASSET SERVICES, LLC

By:	/s/ Cameron Winklevoss
Name:	Cameron Winklevoss
Title:	Manager

SIGNED for and on behalf of:

GEMINI TRUST COMPANY, LLC

By:	/s/ Tyler Winklevoss
Name:	Tyler Winklevoss
Title:	CEO

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